Exhibit 16(b)

Deloitte Services LP
Suite 900
600 Renaissance Center
Detroit, MI 48243-1895
USA

Tel: +1 313 396 3000
Fax: +1 313 396 3618
www.deloitte.com
August 1, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Delphi Corporation’s (“Delphi”) Form 8-K/A, Amendment No. 2, dated July 24, 2006 and have the following comments:
1. We have no basis upon which to agree or disagree with the statements made in the first two sentences of the first paragraph, except that we agree that we submitted a proposal to serve as Delphi’s independent registered public accountant for 2006. On December 7, 2005 Delphi’s Chief Financial Officer informed us that Delphi’s Board of Directors had selected Ernst and Young.
2. We agree with the statements made in the third and fourth sentences of the first paragraph, and the statements in the second, third, fourth, fifth, sixth, seventh, eighth, and eleventh paragraphs.
3. We have no basis upon which to agree or disagree with the statements made in the ninth and tenth paragraphs, except that we agree that Delphi has requested us to furnish them a letter addressed to the SEC.
Yours truly,

Member of Deloitte Touche Tohmatsu